Exhibit 10.7

Amendment to Promissory Note

November 2, 2007

W2 Energy Inc.
26 Densley Ave
Toronto Ontario
M6M 2R1

Attn: Board of Directors of W2 Energy Inc.

Via Facsimile

Re: Amendment to Promissory Note.

Gentlemen

Premier Capital is amending the Promissory Note of $750,000.00 with 9.5% interest rate of which as of September 30, 2007 there was a balance of $550,685.35.

Premier Capital herby amends the note to have a repayment term of 48 months from the date of this letter. Payments of $11,472.61 plus interest shall be made at the 1st of each month commencing November 1st 2007.

Should the company become insolvent during this time the note will become due and payable immediately.

All other terms and conditions and remedies of the note shall remain without amendment.

Sincerely,

Mike McLaren
President